Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Smithfield Foods, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, no par value, reserved for future issuance under the Smithfield Foods, Inc. Omnibus Incentive Plan (the “Incentive Plan”)	Rule 457(h)	19,655,635	$20.00	$393,112,700.00	$0.0001531	$60,185.56
Equity	Common stock, no par value, reserved for future issuance under the Smithfield Foods, Inc. Employee Stock Purchase Plan (the “ESPP”)	Rule 457(h)	1,965,563	$20.00	$39,311,260.00	$0.0001531	$6,018.56
Total Offering Amounts					$432,423,960.00		$66,204.12
Total Fee Offsets(4)							$ —
Net Fee Due							$66,204.12
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, no par value (the “common stock”), of Smithfield Foods, Inc. (the “Registrant”) that become issuable under the Incentive Plan and the ESPP by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the initial public offering price of the common stock of $20.00 per share, as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-284141), as amended, that was declared effective on January 27, 2025.
(3)The Registrant does not have any fee offsets.